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                                                                    Exhibit 99.2


                            CONSENT OF MERRILL LYNCH

  We hereby consent to the inclusion of our opinion letter to the Board of Directors of First Commerce Bancshares, Inc. ("First Commerce"), to be dated the date of the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of First Commerce with Wells Fargo & Company, as Appendix B to the Proxy Statement/Prospectus, and to the references to such opinion in such Proxy Statement/Prospectus under the captions "SUMMARY--First Commerce's Financial Advisor Believes Merger Is Fair To First Commerce Shareholders," and "THE MERGER--Background Of And Reasons For The Merger," and "--Opinion Of First Commerce's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                      INCORPORATED

                                        By: ____________________________________

   , 2000